EXHIBIT 10.24
DECKERS OUTDOOR CORPORATION
2024 STOCK INCENTIVE PLAN
STOCK UNIT AWARD AGREEMENT
Unless otherwise defined herein, capitalized terms shall have the defined meanings set forth in the Deckers Outdoor Corporation 2024 Stock Incentive Plan.
1.NOTICE OF STOCK UNIT GRANT
You have been granted Restricted Stock Units (“Stock Units”), subject to the terms and conditions of the Plan and this Stock Unit Award Agreement (this “Agreement”), as follows:
Name of Participant (“Grantee”):
Total Number of Stock Units Granted:
Date of Grant:
Vesting Schedule:    [______________:    _____%]
[______________:    _____%]
[______________:    _____%]
2.AGREEMENT
2.1Grant of Stock Units. Pursuant to the terms and conditions set forth in this Agreement (including Section 1 above) and the Plan, the Administrator hereby grants to the Grantee named in Section 1, on the Date of Grant set forth in Section 1, the number of Stock Units set forth in Section 1.
2.2Purchase of Stock Units. No payment of cash is required for the Stock Units.
2.3Vesting. The Award shall vest on the date or dates specified in the Vesting Schedule (“Vesting Date” or “Vesting Dates”) with respect to the number of Stock Units specified for such Vesting Date if the Grantee has remained in Continuous Service from the Date of Grant to the applicable Vesting Date.
For purposes of this Agreement, the term “Continuous Service” means (i) employment by either the Company or any Parent or Subsidiary of the Company, or by any successor entity following a Corporate Transaction, which is uninterrupted except for vacations, illness, or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, or (ii) service as a member of the Board of Directors of the Company until Grantee resigns, is removed from office, or Grantee’s term of office expires and he or she is not reelected, or (iii) engagement as a Consultant or other Service Provider. The Grantee’s Continuous Service shall not terminate merely because of a change in the capacity in which the Grantee renders service to the Company or a corporation or subsidiary corporation described in clause (i) above. For example, a change in the Grantee’s status from an employee to a Non-Employee Director or Consultant will not constitute an interruption of the Grantee’s Continuous Service, provided there is no interruption in the Grantee’s performance of such services. Notwithstanding the foregoing, for any employee of a subsidiary of the Company located outside the United States, such employee’s Continuous Service shall be deemed terminated upon the commencement of such employee’s “garden leave period,” “notice period,” or other similar period where such employee is being compensated by such subsidiary but not actively providing service to such subsidiary.
2.4Effect of Termination of Continuous Service before the Latest Vesting Date. If Grantee’s termination of Continuous Service occurs before the latest Vesting Date, all Stock Units that have not vested as of such date of termination shall automatically expire.
2.5Early Vesting.
(A)Vesting Upon Corporate Transaction.
(a)Notwithstanding Section 2.3 above, if a Corporate Transaction occurs while Grantee holds unvested Stock Units, and the acquiring or successor entity (or parent thereof) does not agree to provide for the continuance or assumption of this Agreement or the substitution for this Agreement of a new agreement of comparable value covering shares of a successor corporation (“New Incentives”), then all of the unvested Stock Units shall become immediately and unconditionally vested effective immediately prior to and conditioned upon the consummation of such Corporate Transaction.
(b)Notwithstanding Section 2.4 or subsection 2.5(A)(a) above, if the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of this Agreement or the substitution for this Agreement of a new agreement of comparable value covering New Incentives, then vesting of the unvested Stock Units shall not accelerate in connection with such Corporate Transaction to the extent this Agreement is continued, assumed or substituted for New Incentives; provided, however, if there is a termination of Continuous Service of Grantee without Cause or pursuant to a Constructive Termination (as defined below) within 24 months following such Corporate Transaction, all unvested Stock Units or New Incentives shall vest effective upon such termination.
(c)For purposes of this Agreement, the following terms shall have the meanings set forth below:
(i)“Cause” means, with respect to a Grantee’s Continuous Service, the termination by the Company or any Parent or Subsidiary of the Company, or by any successor entity following the Corporate Transaction, as applicable, of such Continuous Service for any of the following reasons: (a) any willful, material violation by the Grantee of any law or regulation applicable to the business of the Company or a Parent, Subsidiary or Affiliate of the Company, the Grantee’s conviction for or guilty plea to a felony or a crime involving moral turpitude or any willful perpetration by the Grantee of a common law fraud; (b) the Grantee’s commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company; (c) any material breach by the Grantee of any provision of any agreement or understanding between the Company or any Parent, Subsidiary or Affiliate of the Company and the Grantee regarding the terms of the Grantee’s Service, including the willful and continued failure or refusal of the Grantee to perform the material duties required of such Grantee as an Employee, Officer, Director, Non-Employee Director or Consultant of the Company or a Parent, Subsidiary or Affiliate of the Company, other than as a result of having a Disability or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Parent, Subsidiary or Affiliate of the Company and the Grantee; (d) Grantee’s disregard of the policies of the Company or any Parent, Subsidiary or Affiliate of the Company, such as discrimination, harassment, performance of illegal or unethical activities or ethical misconduct, so as to cause, or is reasonably likely to cause, loss, damage or injury to the property, reputation or employees of the Company or a Parent, Subsidiary or Affiliate of the Company; or (e) any other misconduct by the Grantee which is materially injurious to the financial condition or business reputation of or is otherwise materially injurious to the Company or a Parent, Subsidiary or Affiliate of the Company. The determination as to whether a Grantee is being terminated for Cause will be made in good faith by the Company and will be final and binding on the Grantee. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement or similar agreement with the Grantee, provided that such document supersedes the definition herein, and only to the extent that such definition provides the Grantee with greater rights. A termination on account of Cause shall be communicated by written notice to the Grantee, and shall be deemed to occur on the date such notice is delivered to the Grantee. The term “Company” will be interpreted to include any Affiliate, Subsidiary or Parent, as appropriate.
(ii)“Constructive Termination” shall mean a termination of employment by Grantee within sixty (60) days following the occurrence of any one or more of the following events without the Grantee’s written consent (i) any material reduction in overall responsibilities, base compensation, annual incentive compensation opportunity, or aggregate employee benefits or (ii) a request that Grantee's location of employment be relocated by more than fifty (50) miles, provided that, in the event that the Grantee is a party to an employment agreement or other similar agreement with the Company or any Affiliate (or a successor entity) that defines a termination on account of “Constructive Termination,” “Good Reason” or “Breach of Agreement” (or a term having a similar meaning), such definition shall apply as the definition of “Constructive Termination” for purposes hereof, but only to the extent that such definition provides the Grantee with greater rights, and, provided further that, no “Constructive Termination” shall be deemed to occur unless written notice of the circumstances giving rise to such potential Constructive Termination has been delivered to the Administrator and such circumstances are not cured within five (5) days of receipt of such notice. A Constructive Termination shall be communicated by written notice to the Administrator, and shall be deemed to occur on the date such notice is delivered to the Administrator, unless the circumstances giving rise to the Constructive Termination are cured in accordance with the preceding sentence.
(B)Vesting Upon Death or Disability. Notwithstanding Section 2.3 or 2.4 above, if Grantee’s Continuous Service ceases due to Grantee’s death or Disability (as defined in the Plan), then a Pro-Rata Portion (as defined below) of the Stock Units, which are then otherwise unvested, shall become vested effective as of the date of termination of Continuous Service. No transfer by will or the applicable laws of descent and distribution of any Stock Units that vest by reason of Grantee’s death shall be effective to bind the Company unless the Administrator shall have been furnished with written notice of such transfer and a copy of the will or such evidence as the Administrator may deem necessary to establish the validity of the transfer. “Pro-Rata Portion” shall mean (A) the number of Stock Units specified for each Vesting Date after the date of termination of Continuous Service (and determined without regards to a termination of Grantee’s Continuous Service subject to this subsection (B)) multiplied by (B) a fraction, the numerator of which is the number of full months of Grantee’s Continuous Service from the Date of Grant until the date of termination of Continuous Service, and the denominator of which is the number of full months from the Date of Grant until the applicable Vesting Date.
(C)Effect of Grantee’s Retirement. Notwithstanding Section 2.3 or 2.4 above, if, after the first Vesting Date and before the last Vesting Date, Grantee both (i) attains age sixty-two (62) and (ii) completes ten (10) years of Continuous Service (“Retirement Event”), then, notwithstanding that there is a termination of Continuous Service following the Retirement Event, all unvested Stock Units shall vest on the Vesting Dates set forth above, provided that the Grantee continues to comply with any covenants that survive the termination of Continuous Service, including, without limitation, the covenants set forth in Section 3.

2.6Delivery of Shares. Within ten (10) business days following the date on which the Award vests in a Stock Unit as set forth herein, the Company shall deliver to the Grantee one Share for each Stock Unit in which the Award becomes vested and such Stock Unit shall terminate.
2.7Adjustments to Stock Units. Upon or in contemplation of any reclassification, recapitalization, stock split, reverse stock split or stock dividend; any merger, combination, consolidation or other reorganization; any split-up, spin-off, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of substantially all the assets of the Company as an entirety; then the Company shall, in such manner, make appropriate adjustments in the number of Stock Units subject to this Agreement and the number and kind of securities that may be issued in respect of such Stock Units, as provided in Section 3.5 of the Plan.
2.8No Rights as a Stockholder Before Delivery. The Grantee shall have no rights as a stockholder of the Company until shares of Common Stock are actually issued to and held of record by the Grantee. The rights of Grantee with respect to the Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Stock Units lapse, in accordance with Sections 2.3 or 2.5.
2.9Compliance with Laws. The Award and the offer, issuance and delivery of securities under this Agreement are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Grantee will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company will cause such action to be taken, and such filings to be made, so that the grant hereunder shall comply with the rules of the New York Stock Exchange or the principal stock exchange on which shares of the Company’s Common Stock are then listed for trading.
2.10Tax Matters.
2.1In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Grantee, are withheld or collected from Grantee.

2.2The Company shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Company or any of its affiliates may reasonably be obligated to withhold with respect to the grant, vesting, or other event with respect to the Stock Units. The Company may, in its sole discretion, withhold a sufficient number of shares of Common Stock in connection with the vesting of the Stock Units at the Fair Market Value of the Common Stock (determined as of the date of measurement of the amount of income subject to such withholding) to satisfy the minimum amount of any such withholding obligations that arise with respect to the vesting of such Stock Units. The Company may take such action(s) without notice to the Grantee, and the Grantee shall have no discretion as to the satisfaction of tax withholding obligations in such manner. If, however, any withholding event occurs with respect to the Stock Units other than upon the vesting of such Stock Units, or if the Company for any reason does not satisfy the withholding obligations with respect to the vesting of the Stock Units as provided above in this Section 2.10(b), the Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the minimum amount of any such withholding obligations.
2.3The Award evidenced by this Agreement, and the issuance of shares of Common Stock to the Grantee in settlement of vested Stock Units, is intended to be taxed under the provisions of Section 83 of the Code, and is not intended to provide and does not provide for the deferral of compensation within the meaning of Section 409A(d) of the Code. Therefore, the Company intends to report as includible in the Grantee’s gross income for any taxable year an amount equal to the Fair Market Value of the shares of Common Stock covered by the Stock Units that vest (if any) during such taxable year, determined as of the date such Stock Units vest. In furtherance of this intended tax treatment, all vested Stock Units shall be automatically settled and payment to the Grantee shall be made as provided in Section 2.6 hereof, but in no event later than March 15th of the year following the calendar year in which such Stock Units vest. The Grantee shall have no power to affect the timing of such settlement or payment. The Company reserves the right to amend this Agreement, without the Grantee’s consent, to the extent it reasonably determines from time to time that such amendment is necessary in order to achieve the purposes of this Section.
2.4Company “Clawback Policy.” Grantee agrees and acknowledges that the provisions of the Company’s Clawback and Forfeiture Policy (the “Clawback Policy”), as the same may be amended from time to time, shall apply to Grantee.  The Stock Units granted under this Agreement shall be subject to the Company’s Clawback Policy, including, without limitation, the rights of the Company to enforce Grantee’s repayment obligation.
2.5Conflict of Provisions. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.
2.6Assignment. Grantee shall have no right, without the prior written consent of the Company, to (i) sell, assign, mortgage, pledge or otherwise transfer any interest or right created hereby, except as set forth in Section 2.14, or (ii) delegate his or her duties or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to the Company in a Corporate Transaction. This Agreement is made solely for the benefit of the parties hereto, and, except an assignee permitted pursuant to the preceding provisions of this Section 2.13, no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.

2.7Restrictions on Transfer. The Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Grantee otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Grantee may, in the manner established by the Administrator, designate a beneficiary or beneficiaries to exercise the rights of Grantee and receive any property distributable with respect to the Restricted Stock Units upon the death of Grantee.
2.8Restrictions on Resale. The Grantee agrees not to sell any shares that have been issued pursuant to the vested Stock Units at a time when applicable laws, company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction shall apply as long as the Grantee is providing Service and for such period after the Grantee’s termination of Service as the Administrator may specify.
2.9“Market Stand-Off” Agreement. Grantee agrees that, if requested by the Company or the managing underwriter of any proposed public offering of the Company’s securities (including any acquisition transaction where Company securities will be used as all or part of the purchase price), Grantee will not sell or otherwise transfer or dispose of any shares of Common Stock held by Grantee without the prior written consent of the Company or such underwriter, as the case may be, during such period of time, not to exceed 180 days following the effective date of the registration statement filed by the Company with respect to such offering, as the Company or the underwriter may specify.
2.10Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior or contemporaneous written or oral agreements and understandings of the parties, either express or implied, and may not be amended, modified or changed (in whole or in part) adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Notwithstanding the foregoing, amendments made pursuant to Section 2.10(b) hereof may be effectuated solely by the Company.
2.11No Guarantee of Continued Service. This Agreement, the transactions contemplated hereunder, and the vesting schedule set forth herein constitute neither an express nor implied promise of continued engagement of Grantee as a provider of Service for the vesting period, for any period, or at all, and shall not interfere with Grantee’s right or the Company’s right to terminate Grantee’s Service at any time, with or without Cause, subject to any other written employment agreement to which the Company and Grantee may be a party.
2.12Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.
2.13Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance.
2.14Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and effective (i) when delivered by hand, (ii) when otherwise delivered against receipt therefor, or (iii) three (3) business days after being mailed if sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be addressed to the parties as follows or at such other address as a party may designate by notice given to the other party in the manner set forth herein:

(a)if to the Company:
Deckers Outdoor Corporation
250 Coromar Drive
Goleta, California 93117
Attention: Chief Financial Officer
(b)if to the Grantee, at the address shown on the signature page of this Agreement or at his most recent address as shown in the employment or stock records of the Company.
2.15Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
2.16Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
2.17Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
2.18Counterparts. This Agreement may be executed in one or more counterparts, including by way of any electronic signature, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart. This Agreement shall be binding upon Grantee and the Company at such time as the Agreement, in counterpart or otherwise, is executed by Grantee and the Company.
3.RESTRICTIVE COVENANTS. If termination of Grantee’s Continuous Service is subject to Section 2.5(C), then, during the period from such termination until vesting in accordance with Section 2.5(C):
3.1Confidentiality.  The Grantee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  Notwithstanding anything herein to the contrary, nothing shall prohibit the Grantee from disclosing any information that is generally known by the public or that the Grantee is required by a court of competent jurisdiction or a government agency to disclose, provided that Grantee has provided Company with immediate notice of any request for disclosure so that Company can obtain a protective order with respect to such information.
3.2Defend Trade Secrets Act. Notwithstanding anything herein to the contrary, pursuant to the Defend Trade Secrets Act of 2016, Grantee acknowledges that Grantee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, notwithstanding anything herein to the contrary, if Grantee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Grantee may disclose the trade secret to Grantee’s attorney and may use the trade secret information in the court proceeding if Grantee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
3.3Non-Disparagement. The Grantee will not criticize, defame, be derogatory toward or otherwise disparage the Company (or the Company’s past, present and future officers, directors, stockholders, attorneys, agents, representatives, employees or affiliates), or its or their business plans or actions, to any third party, either orally or in writing; provided, however, that this provision will not preclude the Grantee from giving testimony in response to a lawful subpoena or preclude any conduct protected under 18 U.S.C. Section 1514A(a) or any similar state or federal law providing “whistleblower” protection to the Grantee. Additionally, nothing in this Agreement prevents Grantee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Grantee has reason to believe is unlawful.
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By the Grantee’s signature and the signature of the Company’s representative below, the Grantee and the Company agree that this Award is granted under and governed by the terms and conditions of this Agreement and the Plan. The Grantee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Agreement and fully understands all provisions of this Agreement and the Plan. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Agreement and the Plan.
The Grantee further agrees that the Company may deliver by email all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Grantee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

GRANTEE: Signature Printed Name Residence Address Date: ________________________________	DECKERS OUTDOOR CORPORATION By: Its: Date: _________________________________

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